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                                               *Confidential Treatment Requested

                                                                   EXHIBIT 10.12

                      COLLABORATIVE DEVELOPMENT AGREEMENT

This Collaborative Development Agreement (the "Agreement") effective as of June 21, 2000 (the "Effective Date") outlines the terms and conditions pursuant to which Third Wave Technologies, Inc. ("TWT") is willing to develop and transfer to Novartis Pharmaceuticals Corporation (together with Novartis Pharma AG, Novartis AG and all of its affiliates including GNF "Novartis") 10,000 unique genotyping assays based on TWT's proprietary Invader(R) assay platform (each such assay an "Assay") for detection of certain single nucleotide polymorphisms
(SNPs) mutually designated by the parties to be approximately evenly spaced over the human genome. Each assay shall be specific for one SNP.

1. Invader SNP Assays: Each Assay (FRET-detection format) will be comprised of the following:

        A. Primary Probe Set including a SNP-specific Primary Invader Probe and Primary Probes for each allele of the SNP for which TWT will perform:
        (i) oligonucleotide probe design, (ii) probe synthesis, (iii) probe purification (as necessary) and (iv) probe set quality control and packaging; and

        B. Standard Invader Reagent Set including: (i) purified Secondary Signal/target probe complex oligonucleotide, (ii) Cleavase enzyme, and
        (iii) buffers. All together in each well of a 384-well microtiter plate.

2.      Transfer: TWT will transfer each of the 10,000 Assays to Novartis FOB
        (UCC) TWT's facilities Madison, WI, in accordance with a mutually agreed schedule. Each Assay so transferred will be in 384-well format and include materials sufficient to perform 384 genotype determinations in accordance with TWT's standard protocols therefor. It being understood that the total number of determinations to be transferred hereunder will be 3,840,000. TWT will use its best efforts to transfer the first 5,000 Assays to Novartis within 6 months of the Effective Date and the remaining 5,000 Assays within 1 year of the Effective Date.

3.      Payment:

        A. Initiation Payment. In consideration of TWTs development of the Assays, Novartis will pay to TWT $475,000.00 within 10 days of the Effective Date which total amount will be creditable against 1/2 of the amounts due on transfer of the Assays below.

        B. Assay Payments. In consideration of TWT transferring the Assays, Novartis will pay to TWT [****] per genotyping determination ([****] per 384 determinations) plus any costs incident to the transfer initially paid by TWT but to be borne by Novartis hereunder, within 30 days of receipt of the invoice therefor. It being understood that the total payments for Assays hereunder will be [****].

4. Use: All Assays will be used by Novartis solely for its own internal R&D applications on a world-wide basis.

5.      Intellectual Property:

        A. General. All right, title and interest in and to all Assays transferred hereunder will remain vested in TWT. Novartis will own all right, title and interest in and to all Inventions. "Invention" means any and all discoveries, inventions, information and other subject matter (whether patentable or not) made in the course of Novartis' use of the Assays hereunder and all intellectual property rights therein.

        B. Improvements. Novartis hereby grants to TWT a non-exclusive, fully paid-up, worldwide right and license, with the right to grant and authorize sublicenses, in and to improvements, "Improvement" means any Invention which comprise an improvement, modification, or derivative of the Assays, including without limitation, improvements and enhancements to: (i) assay ease of use methodologies, including sample preparation methods or procedures; (iii) detection methods and protocols; (iv) data collection or analysis; (v) multiplexing methods; or (vi) automation or miniaturization methodologies, techniques and equipment.

        C. Diagnostic Rights. Novartis hereby grants to TWT a first right of refusal to obtain an exclusive, worldwide license for all Diagnostic Applications to any Patent Rights claiming an Invention that Novartis wishes to license to a third party for Diagnostic Applications. For such purposes the parties agree as follows: (i) Novartis will promptly provide to TWT a copy of each US patent application within the Patent Rights that Novartis proposes to license to a third party for Diagnostic Applications, referencing this paragraph 5 together with such other information as TWT may reasonably request, (ii) TWT will have 45 days after receipt of the application and information described in clause (i) to notify Novartis of its interest in negotiating such license, (iii) if TWT so notifies Novartis, the parties will negotiate in good faith for a period of not less than 90 days the terms and conditions of such license under the Patent Rights, (iv) thereafter, Novartis may offer such license under the Patent Rights to third parties on the same terms and conditions as offered to TWT, provided that Novartis offer any more favorable terms or conditions to TWT first. "Diagnostic Applications" means all applications the purpose of which is to report a patient result, including without limitation, detection, diagnosis,


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        prognosis or predisposition of disease states and therapeutic monitoring applications, in each case whether or not such applications require regulatory approval in any particular jurisdiction; and "Patent Rights" means all US patent applications and foreign counterpart patent applications claiming an Invention, all divisions, continuations, continuations-in-part, substitutions, patents of additions thereof and all patents issuing on any of the foregoing, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents.

        D. Other. Except as expressly provided herein, nothing herein is to be construed as granting a license from one party to the other, under any patent or other intellectual property rights owned by such party.

6. Confidentiality: For a period of five (5) years from the date of this Agreement, each of Novartis and TWT agrees that the receiving party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party hereto pursuant to this Agreement which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is confirmed as confidential or proprietary by the party disclosing such information at the time of such disclosure ("Confidential Information"). Without limiting the foregoing, it is understood that the Assays will be deemed to be Confidential Information of TWT whether or not marked as such and that any patent application furnished by Novartis to TWT pursuant to paragraph 5 shall be deemed to be Confidential Information of Novartis, whether or not marked as such. Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:
        (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or developed by the receiving party without reference to any information or materials disclosed by the disclosing party. Notwithstanding the foregoing provisions of this paragraph 6 above, each party hereto may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities, or in exercising its rights hereunder (including granting any permitted sublicenses), provided that if a party is legally required to make any such disclosure of another party's Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise), This paragraph 6 will survive expiration or termination of this Agreement.

7. Term and Termination. This Agreement will be effective as of the Effective Date and will remain in effect for 14 months and may be extended by mutual written agreement of the parties hereto. Either party may terminate this Agreement on 60 days written notice in the event that the other party is in material breach of the Agreement and the other party fails cure during such 60-day period. In the event that Agreement is terminated by Novartis as a result of TWT's breach, TWT will repay the amount paid under paragraph 3A less amounts credited for Assays transfered. In the event of expiration or termination of this Agreement the provisions of paragraphs 4, 5, 6 and 8 will survive. For avoidance of doubt, it is understood that Novartis' right to use information arising out of its use of the Assays is perpetual.

8. General: This Agreement will be governed by and construed in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. This Agreement sets forth the entire agreement between the parties with respect to the subject matter herein and supersedes all previous or contemporaneous understandings with respect thereto. Nonperformance of any party will be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party. This Agreement may be amended or any right or obligation waived only with a written document signed by authorized representatives of the parties. Novartis may not assign or otherwise transfer its rights and obligations hereunder without the prior written approval of TWT. TWT and Novartis agree not to disclose to any third party the financial terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, within five (5) days after execution hereof, the parties will agree upon and issue a press release describing the collaboration of the parties.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to he duly executed and effective as of the Effective Date.

THIRD WAVE TECHNOLOGIES, INC.               NOVARTIS PHARMACEUTICALS CORPORATION


By: /s/ LANCE FORS                          By: /s/ R. M. CALIFRE
   --------------------------                  ---------------------------------
Name:  Lance Fors                              Name:  R. M. Califre
      -----------------------                        ---------------------------
Title: President & CEO                         Title: SVP R&D OPS
      -----------------------                        ---------------------------


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